Exhibit 10.1
AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

This Amendment to Management Services Agreement (the “Amendment”) amends that certain Management Services Agreement dated as of April 27, 2007 (the “Services Agreement”), by and between MDC PARTNERS, INC. (formerly MDC Communications Corporation), a corporation existing under the laws of Canada (the “Company”), NADAL MANAGEMENT, INC. (formerly Stallion Investments Limited), a corporation in which Miles Nadal is the sole shareholder (“NMI”), and MILES NADAL (the “Executive”).

WHEREAS, NMI and the Executive provide services to the Company pursuant to the terms and conditions of the Services Agreement;

WHEREAS, the Executive and the Company are parties to that certain letter agreement dated April 11, 2005 pursuant to which a bonus may become payable to the Executive in accordance with the terms thereof (the “Bonus Agreement”);

WHEREAS, the parties hereto desire to amend the Services Agreement and to amend and supersede the Bonus Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, the parties hereby agree that the Services Agreement and the Bonus Agreement shall be amended by the following, effective as of April 27, 2010, and that the Services Agreement, as hereby amended, shall continue in full force and effect as of the date of this amendment:

1.            By replacing Section 4(a) of the Services Agreement in its entirety with the following:

“Annual Retainer Fee. As compensation for the services hereunder provided by NMI during the Term, the Company shall pay to NMI, on a monthly basis in arrears, an annual retainer fee (the “Annual Retainer Fee”) of $1,500,000 per annum, or such greater amount as may be approved by the Human Resources & Compensation Committee of the Board after June 1, 2015 (the “Compensation Committee”).”

2.
By inserting the following as a new Section 4(f) of the Services Agreement, in respect of the parties’ respective rights and obligations under the Bonus Agreement, which Bonus Agreement shall be of no force and effect as of the date of this Amendment:

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“Additional Management Incentive Payment Opportunity. The Company shall provide to NMI (or, at the option of NMI, the Executive or NMI’s successor) a management incentive payment in an amount equal to Cdn $10 million upon the first to occur of (i) the average market price per share of MDC Partners’ Class A Subordinate Voting shares exceeding Cdn $30 per share during any twenty consecutive trading days (measured as of the close of trading on each applicable date); or (ii) a Change of Control (as defined in Section 7 of this Agreement). Notwithstanding the foregoing, such bonus amount shall only be provided if one of the foregoing occurs while Executive is employed by the Company (directly or through a management services agreement) or thereafter but prior to the third anniversary of the date on which the Executive is no longer employed by the Company (directly or through a management services agreement) for any reason, whether by death, retirement, resignation or termination by the Company. In addition to, and without affecting the obligations of NMI and the Executive under, the Loan prepayment provisions of Section 4(d) hereof, the “after-tax amount” (as determined in accordance with such Section 4(d)) of any bonus payment made pursuant to this Section 4(f) shall first be applied to repay in full the principal balance of the Loans due to the Company, and shall be made promptly following the receipt of such payment under this Section 4(f).”

IN WITNESS WHEREOF, the parties have executed this Amendment as of July 30, 2010.

MDC Partners Inc.

By:	/s/
Name:
Title:

Nadal Management, Inc.

By:	/s/
Name:
Title:

Miles Nadal

/s/
Miles Nadal

Nadal Financial Corporation
(solely for purposes of the loan prepayment provisions in Item 2 of this Amendment)

By:	/s/
Name:
Title:

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